UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2007

RAM Holdings Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-32864	Not Applicable
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

RAM Re House
46 Reid Street
Hamilton HM 12 Bermuda
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (441) 296-6501

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)    On March 5, 2008, on recommendation of the Nominating and Corporate Governance Committee of the Company, the Board of Directors of the Company appointed Messrs. Michael J. Normile and Bradley M. Shuster to fill the vacancies resulting from the recent resignations of Messrs. Victor J. Bacigalupi and Mark F. Milner. Messrs. Normile and Shuster were recommended as candidates by The PMI Group, Inc., holder of 23.7% of the Company’s shares, which has the power to elect two directors as a result of cumulative voting. Messrs. Normile and Shuster will serve as Directors until the next Annual General Meeting of the shareholders of the Company, when it is expected that they will be placed on the ballot for election by the shareholders. The Board also determined that Messrs. Normile and Shuster are independent directors under the requirements of the Nasdaq Global Market. Mr. Normile was appointed to the Compensation Committee and Mr. Shuster was appointed to the Nominating and Corporate Governance Committee. Mr. Normile will be compensated for service on the Board of Directors in the same manner as the other compensated directors. In connection with his appointment to the Board of Directors, Mr. Normile was granted options to purchase 13,000 of our common shares under the 2006 Equity Plan of the Company.

(e)    On March 5, 2008, the Compensation Committee of the Board of Directors of the Company took the following action with respect to the compensation of the Company’s Chief Executive Officer and awarded a pool of cash incentive compensation to the remaining executive officers which the Chief Executive Officer allocated to the named executive officers (as determined based on the Company’s 2007 proxy statement) as follows.

Cash Incentive Compensation for 2007

Name	2007 Cash Incentive
	Compensation ($)	Percentage of Target (%)
Vernon Endo	250,000	50
David Steel	195,000	65
James Gerry	132,600	51
Victoria Guest	62,400	65

Option Awards

The following stock options were awarded in the aggregate on March 5, 2008. The options vest in four equal annual installments on the first four anniversaries of the date of grant. The exercise price of the options is $1.45 per share, representing the average of the high and low price on the date of grant as determined under the Company’s 2006 Equity Plan.

Name	Stock Option Awards (#)
Vernon Endo	300,000
David Steel	198,500
James Gerry	158,000
Victoria Guest	96,000

The options vest in four equal annual installments on the first four anniversaries of the date of grant.

Item 8.01 Other Events.

Annual Shareholders Meeting

On March 5, 2008, the Board of Directors of the Company approved the date, time, location and record date for our annual meeting of shareholders and certain other matters related to the annual meeting. We will hold our annual meeting of shareholders at the Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda on May 2, 2008 at 10:30 am local time. The record date for shareholders entitled to vote at the annual meeting is March 6, 2008.

Moody’s

Moody’s Investors Services (Moody’s) confirmed the Aa3 insurance financial strength rating of RAM Re on March 7, 2008. Moody’s also confirmed the Baa1 rating on the Series A Preference Shares issued by RAM Holdings Ltd., and the A2 contingent capital securities rating of Blue Water Trust I, a related financing trust. Moody’s stated that its ratings actions reflects Moody’s updated assessment of RAM Re’s risk adjusted capitalization in light of the company’s exposure to the U.S. residential mortgage market and concludes the rating review initiated on February 1, 2008. The rating outlook is negative, reflecting, according to Moody’s, continued uncertainty regarding both the ultimate performance of mortgage and mortgage-related collateralized debt obligation exposures, as well as RAM Re's future underwriting prospects given its reliance on the primary financial guarantors for business. Moody's stated that it will continue to evaluate developments at the company and communicate any changes in our opinion as appropriate.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.

(d)    Exhibits

Exhibit
Number	Description

99.1	Press Release dated March 11, 2008

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAM Holdings Ltd.
     (Registrant)

Dated: March 11, 2008	By:	/s/ Victoria W. Guest
Name: Victoria W. Guest
Title: General Counsel